                                                                    EXHIBIT 10.5

                  --------------------------------------------

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  --------------------------------------------


      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 31st day of December, 1997, by and between HOLLYWOOD CASINO CORPORATION ("Employer") and RICHARD D. KNIGHT ("Employee").

                           W I T N E S S E T E T H:

      WHEREAS, Employer is a corporation, duly organized and existing under the laws of the State of Delaware, which owns and operates various casino properties throughout the United States and which has a need for qualified, experienced personnel;

      WHEREAS, Employee is an adult individual currently residing at c/o Sands Hotel and Casino, Indiana Avenue and Brighton Park, Atlantic City, New Jersey 08401; and

      WHEREAS, Employer and Employee are parties to that certain Employment Agreement, dated June 1, 1992, and mutually desire to amend and restate such Employment Agreement in its entirety as set forth hereinbelow.

      NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

      1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them herein, unless a different meaning clearly appears from the context:
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            (a) "Cause" means any of the following: (i) Employee's failure (for any reason other than as the result of a Complete Disability) to perform Employee's duties under this Agreement with a reasonable degree of diligence, competence and effectiveness; (ii) Employee's engagement in any personal misconduct involving dishonesty, illegality, or moral turpitude which is detrimental or injurious to the business interests, reputation or goodwill of Employer or Employer's Affiliates; (iii) Employee's engagement in any act of dishonesty, disloyalty, or infidelity against Employer or Employer's Affiliates; (iv) Employee's breach of or other failure to perform under any of the material terms and covenants of this Agreement; (v) Employee's willful violation of any material policy established by Employer with respect to the operation of Employer's business and affairs, or the conduct of Employer's employees; (vi) Employee's insubordination with respect to, or willful failure, in any material respect, to carry out all reasonable and lawful instructions issued by, the President or Chief Executive Officer of Employer; and (vii) Employee's failure to maintain in force and in good standing any and all licenses, permits and/or approvals required of Employee by the relevant governmental authorities for the discharge of the obligations of Employee under this Agreement. All determinations of the existence of "Cause," including without limitation any determination with respect to performance, reasonableness, effectiveness, materiality and injury, shall be made in good faith by the Employer's Board of Directors and shall be conclusive as to all parties.

            (b) "Complete Disability" means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period of one hundred eighty (180) calendar days in the aggregate over a period of five hundred (500) consecutive calendar days, such "Complete Disability" to become effective upon the expiration of such one hundred eightieth (180th) day.

            (c) "Effective Date" means the date first above written.

            (d) "Employee" means Employee as earlier defined in this Agreement.

            (e) "Employer" means Employer as earlier defined in this Agreement.

            (f) "Employer's Affiliates" means any parent, subsidiary or affiliated corporation or other legal entity of Employer.

            (g) "Prior Employment" means any prior employment Employee has had with either Employer or Employer's Affiliates.

      2. PRIOR EMPLOYMENT. This Agreement supersedes and replaces any and all prior employment agreements, whether written or oral, by and between Employee, on the one side, and Employer or Employer's Affiliates, on the other side. From and after the Effective Date, Employee


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shall be the employee of Employer under the terms and pursuant to the conditions set forth in this Agreement.

      3. BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a managerial or executive capacity, under a title and with such duties not inconsistent with those set forth in Paragraph 4 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time.

      4. DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Executive Vice President-Operations of Employer, or such similar duties as may be assigned to Employee by the President or Chairman of the Board of Employer, including but not limited to (i) the efficient and continuous operation of Employer and Employer's Affiliates; (ii) the preparation of relevant budgets and allocation of relevant funds; (iii) the selection and delegation of duties and responsibilities of subordinates; (iv) the direction, review and oversight of all operations and programs under Employee's supervision; and (v) such other and further duties specifically related to such duties as assigned by Employer to Employee. The foregoing notwithstanding, Employee shall devote such time to Employer's Affiliates as required by Employer, provided such duties are not inconsistent with Employee's primary duties to Employer hereunder.

      5. ACCEPTANCE OF EMPLOYMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term of this Agreement, Employee will devote the whole of his normal and customary working time and best efforts solely


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to the performance of Employee's duties under this Agreement.

      6. TERM. The term of this Agreement shall commence on the Effective Date and expire on December 31, 2000 (the "Term"), unless sooner terminated as provided herein.

      7. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Paragraph 6 above, this Agreement and all parties' rights and obligations hereunder shall terminate upon the occurrence of any of the following events:

            (a) the death of Employee;

            (b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

            (c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

            (d) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice;

            (e) the giving of written notice by Employer or Employee of the termination of this Agreement without Cause; provided, however, that such notice must be accompanied by Employer's written tender to Employee of Employer's unconditional commitment to continue to pay to Employee the compensation set forth in Paragraph 8(a) of this Agreement, under the terms and pursuant to the conditions of this Agreement; and/or

            (f) cause beyond the control of Employer and without its fault or negligence. Such causes may include, but are not limited to, acts of god or a public enemy, acts of government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, riots, freight embargoes, power outages or unusually severe weather conditions.

      8. COMPENSATION TO EMPLOYER. For and in complete consideration of Employee's full and faithful performance of his duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:


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      (a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, an annual base salary of Four Hundred Fifty-Six Thousand Five Hundred and No/100 Dollars ($456,500), effective on the Effective Date, payable in such equal regular installments as is Employer's custom and usage. Such base salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any pension plans, bonus plans, retirement plans, company life insurance plan, medical and/or hospitalization plans, or any and all other benefit plans which may from time to time be in available to executive officers of Employer generally during the Term of this Agreement.

      (b) Base Salary Adjustment. The base salary prescribed in Paragraph 8(a) above shall be reviewed for an adjustment in January of each calendar year during the Term of this Agreement commencing on January 1, 1999. Any adjustment shall be based upon Employee's performance and such other criteria as Employer shall determine at its sole discretion.

      (c) Incentive Compensation Plan. In addition to receiving the base salary prescribed under Paragraph 8(a) above, Employee shall also be entitled to participate in the Hollywood Casino Corporation Group incentive compensation plan as and when implemented. Employee will participate on the same terms as senior executive officers of Employer generally. The incentive compensation will be payable by Employer to Employee in accordance with the terms of such incentive compensation plan, and, where applicable, shall be prorated based upon the number of weeks Employee was employed by Employer during such calendar year. Any incentive compensation shall be in addition to Employee's participation in any and all profit sharing plans, bonus participation plans, stock options or other incentive compensation and profit sharing plans


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which are from time to time, made generally available by Employer or Employer's
Affiliates to senior executive officers.

      (d) Transportation Allowance. Employer shall furnish to Employee, for Employee's exclusive use for business purposes only, an automobile, which shall be replaced, at Employer's sole cost, every January 1 beginning January 1, 1998 and every other anniversary date thereof during the Term of this Agreement. Such automobile shall be either leased or purchased by Employer and Employer shall pay all expenses incident to such automobile, including but not limited to insurance costs, fuel and oil costs, and repair and maintenance costs.

      (e) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any pension plans, retirement plans, company life insurance plans, medical and/or hospitalization plans, and/or any and all other benefit plans which may be placed in effect by Employer during the Term of this Agreement.

      (f) Expense Reimbursement. During the Term of this Agreement, Employer shall either pay directly or reimburse Employee for Employee's reasonable expenses incurred for the benefit of Employer in accordance with Employer's general policy regarding reimbursement, as the same may be amended, modified or changed from time to time. Such reimbursable expenses shall include, but are not limited to, reasonable entertainment and promotional expenses, gift and travel expenses, dues and expenses of membership in clubs, professional societies and fraternal organizations, and the like. Prior to reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses in accordance with the then applicable guidelines of the Internal Revenue Service so as to permit Employer to claim a deduction of such expenses.


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      (g) Licensing Expenses. Employer hereby covenants and agrees that Employer shall pay all licensing fees and expenses incurred by Employee in securing and maintaining such licenses and permits required of Employee in order to perform his duties under this Agreement.

      (h) Vacations and Holidays. Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer's standard policy therefor, to be taken at such times as selected by Employee and approved by Employer, and (ii) the following paid holidays (or, at Employer's option, an equivalent number of paid days off): New Year's Day, Dr. Martin Luther King, Jr.'s Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

      (i) Relocation. Employer may relocate Employee (i) to Dallas, Texas at Employer's sole discretion so long as the remaining Term at the time of such request to relocate is no less than twelve (12) months and (ii) to any other location so long as Employee agrees.

      9. LICENSING REQUIREMENTS.

      (a) Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of the Illinois Gaming Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission and any other jurisdiction in which Employer or Employer's Affiliates conducts business (the "Gaming Authorities") pursuant to the provisions of the Illinois Riverboat Gambling Act, the Mississippi Gaming Control Act, the New Jersey Casino Control Act and any other applicable law and the regulations promulgated thereunder (the "Gaming Acts"). In the event this Agreement is required to be approved by the Gaming Authorities and is not so approved by the Gaming Authorities, this Agreement shall immediately terminate and shall be null and void and of no further force or effect; provided, however, should this Agreement not be approved by the Gaming


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Authorities, Employer and Employee shall hereby covenant and agree that, with the exception of the provisions of Paragraph 8 of this Agreement, this Agreement shall be deemed modified and amended so as to receive the appropriate approval from the Gaming Authorities.

      (b) Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must continue to hold casino key employee licenses (the "Licenses") as issued by the Gaming Authorities pursuant to the terms of the Gaming Acts and as otherwise required by this Agreement. In the event that any of the Gaming Authorities objects to the renewal of Employee's License, or either of the Gaming Authorities refuses to renew Employee's applicable License, Employer, at Employer's sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to secure such Gaming Authority's approval. The foregoing notwithstanding, if such Gaming Authority's refusal to renew Employee's License arises as a result of any of the events described in Paragraph 1(a) of this Agreement, Employer's obligations under this Paragraph 9 shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Paragraph 9.

      10. CONFIDENTIALITY. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer, Employee shall hold in the strictest confidence and shall not disclose to any person, firm, corporation or other entity, any and all of Employer's confidential data, including, but not limited to (i) information or other documents concerning Employer's business, customers or suppliers; (ii) Employer's marketing methods, files and credit and collection techniques and files; or (iii) Employer's trade secrets and other "know-how" or information not of a public nature, regardless of how such information came into the custody of


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Employee. The warranty, covenant and agreement set forth in this Paragraph 10 shall not expire, shall survive this Agreement and shall be binding upon Employee without regard to the passage of time or other events.

      11. RESTRICTIVE COVENANT. Employee hereby covenants and agrees that, during the Term of this Agreement, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer's Affiliates, in or about any state in which Employer or Employer's Affiliates are licensed to conduct casino operations (the "Operating States"), including any navigable waterways which are wholly within the Operating States, which are partly within the Operating States and partly without the Operating States, or which form a boundary between the Operating States and any other state or body public. Employee hereby further acknowledges and agrees that the restrictive covenant contained in this Paragraph 11 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer and Employer's Affiliates, imposes no undue hardship on Employee and is not injurious to the public.

      12. BEST EVIDENCE. This Agreement shall be executed in original and "Xerox" or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

      13. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns; provided, however, in the event of a Change of Control (as defined in that certain Indenture dated as of October 17, 1995, among


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Employer, HWCC-Tunica, Inc. and Shawmut Bank, National Association,
predecessor-in-interest to State Street Bank and Trust Company, as Trustee), Employer shall have the option, in its sole discretion, to either (a) retain Employee for a minimum of two years for the services set forth in Paragraph 4 and otherwise abide by the terms and conditions of this Agreement or (b) terminate Employee's employment and pay to Employee an amount (the "Severance Amount") equal to the greater of (i) the aggregate compensation which would have been paid by Employer to Employee under Paragraph 8(a) during the period (the "Severance Period") from the date of termination to the expiration date of this Agreement and (ii) the product of two (2) multiplied by Employee's annual base salary at the time of such termination under Paragraph 8(a). Employer shall have the right, exercisable by written notice to Employee, to elect to pay the Severance Amount to Employee in (x) a lump sum payment not later than the date of occurrence of the Change of Control or (y) equal monthly installments during the Severance Period.

      14. ASSIGNMENT. Employee shall not assign this Agreement or delegate his duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Paragraph 14 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely; provided, however, that in the event of such an assignment by Employer and the assignee subsequently defaults under the terms of this Agreement, Employer shall remain liable for compliance with the terms of Paragraph 8 of this Agreement.

      15. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.


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      16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas in effect on the Effective Date of this Agreement.

      17. NOTICES. Any and all notices required under this Agreement shall be in writing and shall either hand-delivered; mailed by certified mail, return receipt requested; or sent via telecopier addressed to:

            TO EMPLOYER:            Hollywood Casino Corporation
                                    Two Galleria Tower, Suite 2200
                                    13455 Noel Road, LB 48
                                    Dallas, Texas  75240
                                    Attention: General Counsel

            TO EMPLOYEE:            Richard D. Knight
                                    c/o Sands Hotel and Casino
                                    Indiana Avenue and Brighton Avenue
                                    Atlantic City, New Jersey 08401

                                    and

                                    3204 Plantation Court
                                    Naperville, Illinois 60564


      All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. All notices sent via telecopier shall be deemed delivered as of the next business day following the date of the confirmation of delivery. Any changes in any of the addresses listed herein shall be made by notice as provided in this Paragraph 17.

      18. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement. Titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.


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      19. SEVERABILITY. In the event any one or more provisions of this
Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provisions shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

      20. DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the provisions of Paragraphs 10 and 11 of this Agreement, jurisdiction and venue for which is hereby granted to the District Court of Dallas County, Texas, any and all claims, disputes or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in Dallas, Texas in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. This Agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

      21. WAIVER. None of the terms of this Agreement, including this Paragraph 21, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

      22. PAROL. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and this Agreement supersedes any prior understandings, agreements or undertakings by and between Employer and Employee with respect to the subject matter hereof.

      23. EMPLOYEE'S DUTIES, ETC. Each of the parties hereto agrees and acknowledges that (a) Employee has previously been elected President of Greate Bay Hotel and Casino, Inc., a New Jersey corporation ("GBH&C") which owns the Sands Hotel and Casino in Atlantic City, New


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Jersey (the "Sands"), and will remain President of GBH&C for a period of time mutually agreeable to Employer, GBH&C and Employee, (b) so long as Employee is President of GBH&C during the Term, Employee will devote substantially all of his time, energy and efforts to the performance of his duties as President of GBH&C, which include, without limitation, (i) the efficient and continuous operation of the Sands, (ii) the preparation of relevant budgets and allocation of relevant funds, (iii) the selection and delegation of duties and responsibilities of subordinates, (iv) the direction, review and oversight of all programs under Employee's supervision, and (v) such other and further related duties and (c) so long as Employee is President of GBH&C during the Term, Employer is obligated to compensate Employee under Section 8(a) of this Agreement only to the extent that GBH&C fails to pay such amounts to Employee.

      IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

ATTEST:                             HOLLYWOOD CASINO CORPORATION


/s/ William D. Pratt             By:   /s/ Edward T. Pratt III
---------------------------            ----------------------------------
Secretary                              Name:  Edward T. Pratt III
                                       Title: President


WITNESS:


/s/ Diane Renzetti                      /s/ Richard D. Knight
---------------------------            ----------------------------------
                                       RICHARD D. KNIGHT





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